UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2025

SOTHERLY HOTELS INC.

SOTHERLY HOTELS LP

(Exact name of Registrant as Specified in Its Charter)

Maryland (Sotherly Hotels Inc.) Delaware (Sotherly Hotels LP)	001-32379 (Sotherly Hotels Inc.) 001-36091 (Sotherly Hotels LP)	20-1531029 (Sotherly Hotels Inc.) 20-1965427 (Sotherly Hotels LP)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

306 South Henry Street, Suite 100 Williamsburg, Virginia		23185
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (757) 229-5648

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SOHO	The Nasdaq Stock Market LLC
8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value	SOHOB	The Nasdaq Stock Market LLC
7.875% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value	SOHOO	The Nasdaq Stock Market LLC

8.25% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value	SOHON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Sotherly Hotels Inc. ☐ Sotherly Hotels LP ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Sotherly Hotels Inc. ☐ Sotherly Hotels LP ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 24, 2025, Sotherly Hotels Inc., a Maryland corporation (the “Company”), KW Kingfisher LLC, a Delaware limited liability company (“Parent”), and Sparrows Nest LLC, a Maryland limited liability company (“Merger Sub,” together with the Parent, “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity in such merger (the “Merger,” and such surviving entity, the “Surviving Company”). Defined terms used herein but not defined shall have the meaning set forth in the Merger Agreement. Upon completion of the Merger, the Surviving Company will survive as a wholly owned subsidiary of Parent and the separate existence of the Merger Sub will cease, and Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership”) will become an indirect subsidiary of Parent. The consummation of the Merger and the other transactions contemplated by the Merger Agreement were unanimously approved and declared advisable by the board of directors of the Company (the “Company Board”) and the Special Committee of the Company Board.

Merger Consideration

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (A) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately before the Effective Time (other than Cancelled Shares) will be automatically converted into the right to receive an amount in cash equal to $2.25 per share, without interest (the “Per Company Share Merger Consideration,” and in the aggregate, the “Merger Consideration”); (B) each share of the Company’s 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock, and 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock (collectively, the “Company Preferred Stock”) issued and outstanding immediately before the Effective Time shall be entitled to receive the Merger Consideration if the holder thereof elects to convert, subject to the terms and conditions contained in the Company’s charter (including any articles supplementary) (the “Charter”), including the share cap as defined therein, their respective shares of Company Preferred Stock into Company Common Stock after the closing of the Merger, and (C), the Company shall offer to purchase the Limited Partnership Interests held by the limited partners (other than the Company) for the same per share Merger Consideration that each share of Company Common Stock receives pursuant to the Merger Agreement, simultaneously with the Closing of the Merger (the “Limited Partner Compensation”) in accordance with the Operating Partnership’s Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”).

Notwithstanding the foregoing, each issued and outstanding share of Company Common Stock held by Parent or the Company or any of their respective direct or indirect wholly owned subsidiaries immediately before the Effective Time, if any, will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. If not converted, each share of the Company Preferred Stock shall be unaffected by the Merger and will remain outstanding in accordance with their respective terms.

Notice to Holders of Preferred Stock

With respect to each series of the Company Preferred Stock, pursuant to the Charter, the Company will, within 15 days after the closing of the Merger, provide notice to the holders thereof that the closing of the Merger has occurred (the “Preferred Notice”). The Preferred Notice will include certain details with respect to the Merger and specify a date (to be no less than 20 days nor more than 35 days after the date of the Preferred Notice) by which the holders of the Company Preferred Stock may elect to exercise a right to convert some or all of the Company Preferred Stock held by such holder into the right to convert, subject to the terms and conditions contained in the Charter, including the share cap as defined therein, into Company Common Stock and receive the Per Company Share Merger Consideration.

Company Equity Awards

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions of (each a “Company Restricted Share”) that is outstanding under any Company Common Stock Plan immediately before the Effective Time shall vest, and each Company Restricted Share will be canceled and converted automatically into the right to receive a payment (without interest and subject to applicable tax withholding) from Parent, an amount in cash, equal to the product of (i) the number of Company Common Stock underlying such Company Restricted Share as of immediately before the Effective Time and (ii) the Per Company Share Merger Consideration.

Closing Conditions

The consummation of the Merger is subject to certain customary closing conditions, including, among others, the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger and the other transactions contemplated by the Merger Agreement (the “Company Stockholder Approval”). The obligations of the parties to consummate the Merger are not subject to any financing condition or the receipt of any financing by the Parent Parties. The Merger Agreement provides that the outside date for consummation of the Merger is 180 days after the date of the Merger Agreement, or April 22, 2026 (the “End Date”). The Merger is anticipated to be consummated in the first calendar year quarter of 2026.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the Effective Time. The Merger Agreement also requires the Company to convene and hold a stockholders’ meeting for the purpose of obtaining the Company Stockholder Approval.

Prohibition on Solicitations of Transactions

The Company has agreed not to: (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; (ii) engage in any discussions or negotiations regarding a Takeover Proposal with, or furnish any nonpublic information to, any person (with certain exceptions); or (iii) approve, recommend, or enter into, or publicly propose to approve, recommend, or enter into, any Company Acquisition Agreement, except with respect to a Superior Proposal as described immediately below.

Prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Takeover Proposal that did not result from a breach of the non-solicitation obligations and that constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company may, subject to the Board’s good faith determination and receipt of an executed Acceptable Confidentiality Agreement, engage in discussions or negotiations with, or furnish nonpublic information to, the third party making such Takeover Proposal.

Prior to obtaining the Company Stockholder Approval, the Company Board may, in certain circumstances, effect a Company Adverse Recommendation Change and/or terminate the Merger Agreement, subject to specified notice requirements to Parent, a four-business-day negotiation period, and other terms and conditions set forth in the Merger Agreement, including payment of the Company Termination Fee in specified circumstances, as described below.

Termination of the Merger Agreement; Termination Payment

The Merger Agreement contains customary termination rights, including, among others, the right of either Parent or the Company to terminate the Merger Agreement if the Effective Time has not occurred on or before the End Date, if any Governmental Entity of competent jurisdiction has issued a final, non-appealable order permanently enjoining or otherwise prohibiting the consummation of the merger, or if the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting. The Merger Agreement also may be terminated by the Company under certain circumstances, including if, before obtaining the Company Stockholder Approval and after following specified notice and negotiation procedures, the Company Board effects a Company Adverse Recommendation Change in respect of a Superior Proposal and the Company pays Parent the Company Termination Fee ($4,000,000) (as described below), or due to certain uncured material breaches of the Merger Agreement by Parent that cause closing conditions not to be satisfied. Similarly, Parent may terminate the Merger Agreement under certain circumstances, including if, before obtaining the Company Stockholder Approval, the Company Board effects a Company Adverse Recommendation Change, or due to certain uncured material breaches of the Merger Agreement by the Company that cause closing conditions not to be satisfied.

In certain specified circumstances further described in the Merger Agreement, in consideration of the termination of the Merger Agreement, the Company will be required to pay Parent a termination fee of $4,000,000 (the “Company Termination Fee”), including, among others, if Parent terminates the Merger Agreement after the Company Board makes a Company Adverse

Recommendation Change or if the Company terminates the Merger Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal. In addition, in certain specified circumstances further described in the Merger Agreement, Parent will be required to pay the Company a termination fee of $8,000,000 (the “Parent Termination Fee”) upon termination of the Merger Agreement, including if (1) the Company terminates the Merger Agreement as a result of the Parent Parties’ failure to close the Merger when otherwise obligated or as a result of an uncured material breach by the Parent Parties that causes closing conditions not to be satisfied, (2) the Debt Financing is not funded or available to be funded in accordance with the terms of the Commitment Letter, and (3) Parent fails to close the Merger as required.

Dividends

The Company is restricted under the Merger Agreement from declaring or paying dividends except as otherwise set forth in the Merger Agreement.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide stockholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, the Operating Partnership, the Parent Parties or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Operating Partnership, the Parent Parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Operating Partnership, the Parent Parties and their respective affiliates or businesses and the transactions contemplated by the Merger Agreement, which will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission (the “SEC”).

Line of Credit

In connection with the Merger Agreement, on October 24, 2025, the Operating Partnership entered into a Promissory Note (the “Note”) with Kemmons Wilson Hospitality Partners II, LP (“KWHP”) providing for a revolving line of credit in the principal amount of up to $25,000,000 (the “Revolving Commitment”). The Note allows the Operating Partnership to borrow, prepay, and reborrow amounts on a revolving basis during the Revolving Commitment Period, which terminates on the earliest of (i) 18 months after execution, (ii) consummation of the merger described in the Merger Agreement, (iii) sale of the Wilmington Asset (as defined in the Note), (iv) refinancing of indebtedness secured by a lien on the Wilmington Asset, or (v) acceleration following an Event of Default (as defined in the Note).

Interest accrues on the Note at a floating rate equal to Term SOFR plus an applicable margin, initially 3.25% for nine months, then 7.50%, with a 3.35% SOFR floor. Interest is payable monthly and at maturity. Mandatory prepayments are required from asset sale or refinancing proceeds, and certain asset sales are restricted unless minimum proceeds are received. Each such prepayment permanently reduces the amount of the Revolving Commitment.

The Note contains customary covenants, including limitations on incurring new debt, asset sales, dividends, affiliate transactions, and salary increases for officers or directors. Events of default include nonpayment, covenant breaches, bankruptcy, unsatisfied judgments, change of control, and termination of the Merger Agreement due to breach by the Company.

The foregoing description of the Note is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Note attached hereto as Exhibit 10.1 and incorporated herein by reference.

Commitments

The Parent Parties have obtained debt and equity commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which are expected to be sufficient for the Parent Parties to pay all amounts the Parent Parties may be obligated to pay pursuant to the Merger Agreement or the Merger, including the Merger Consideration, all amounts to be paid to holders of Company Preferred Stock who elect to convert, the Limited Partner Compensation, and all related fees and expenses.

The Parent Parties have delivered to the Company an executed debt commitment letter pursuant to which the lenders party thereto have committed to provide debt financing to Parent in an aggregate amount up to $350 million, subject to the terms and conditions set forth in such debt commitment letter, dated as of October 24, 2025, to enable Parent to consummate the Merger and make payments required under and in connection with the Merger Agreement.

An affiliate of the Parent Parties has committed to fund Parent, before or substantially concurrently with the Closing, up to an aggregate of $65 million pursuant to a mezzanine debt and equity commitment letter subject to the terms and conditions set forth in such mezzanine debt and equity commitment letter, dated as of October 24, 2025, to enable Parent to consummate the Merger and make payments required under and in connection with the Merger Agreement.

An affiliate of the Parent Parties has committed to fund Parent, before or substantially concurrently with the Closing, with aggregate equity contributions in an amount equal to $47 million pursuant to an equity commitment letter subject to the terms and conditions set forth in such equity commitment letter, dated as of October 24, 2025, to enable Parent to consummate the Merger and make payments required under and in connection with the Merger Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Line of Credit” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On October 27, 2025 the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of October 24, 2025, by and among Sotherly Hotels Inc., KW Kingfisher LLC, and Sparrows Nest LLC.
10.1*	Promissory Note, dated as of October 24, 2025, by and among Sotherly Hotels Inc. and Kemmons Wilson Hospitality Partners II, LP.

99.1	Press Release of Sotherly Hotels Inc. dated October 27, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon its request.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY

WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and any other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://investors.sotherlyhotels.com. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company at 306 South Henry Street, Suite 100 Williamsburg, Virginia 23185.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their interests in the Company’s securities is set forth including under the headings entitled “Proposal I – Election of Directors,” “Executive Officers of the Company Who Are Not Directors,” “Independent Directors”; “Transactions with Related Persons,” “Director and Executive Compensation,” “Compensation of Directors,” and “ “Principal Holders,” in the Company’s proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on October 1, 2025, and subsequent documents filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward looking. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Readers should specifically consider the various factors identified in this Report and other reports filed by the Company with the SEC, including, but not limited to those discussed in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Conditions and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s subsequent periodic reports filed with the SEC that could cause actual results to differ.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors discussed in the reports the Company files with the SEC from time to time, risks and uncertainties for the Company include, but are not limited to: the possibility that some or all of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the parties’ inability to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger; the inability to complete the Merger due to the failure of the Company’s stockholders to adopt the Merger Agreement; the failure to satisfy other conditions to completion of the Merger; the failure of the proposed transaction to close for any other reason; diversion of management's attention from ongoing business operations and opportunities due to the Merger; the challenges of integrating and retaining key employees; certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the effect of the announcement of the Merger on the customer and employee relationships and operating results of the Company; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring the Company to pay a termination fee; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this communication are made as of the date hereof and are based on information available at that time. Except as required by law, the Company does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

These risks, as well as other risks associated with the Merger, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the Merger. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: October 27, 2025	SOTHERLY HOTELS INC.

	By:	/s/ Anthony E. Domalski
Anthony E. Domalski
Chief Financial Officer
SOTHERLY HOTELS LP

by its General Partner,
SOTHERLY HOTELS INC.

	By:	/s/ Anthony E. Domalski
Anthony E. Domalski
Chief Financial Officer